EXHIBIT 11

STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
THE QUARTERS ENDED OCTOBER 31, 1996 AND 1995
(WHOLE DOLLARS EXCEPT PER SHARE DATA)

                                   October 31,           October 31,
                                       1996                  1995

Net Income (Loss) Applicable
 to Common stock                    $1,661,619            $  968,638
                                     =========            ==========


Primary Earnings (Loss):
 Weighted average number of
 common shares outstanding           8,664,449             8,546,782

Common share equivalents arising
 from stock options<F1>                233,490                     0
                                    ----------            ----------
Weighted average number of
 common shares as adjusted           8,897,939             8,546,782
                                    ==========            ==========

Net Income (Loss) per common
 and common equivalent share        $     0.19             $    0.11
                                    ==========            ==========


Fully Diluted Earnings (Loss):
 Weighted average number of
 common shares outstanding           8,664,449             8,546,782

Common share equivalents arising
 from stock options<F1>                233,769                     0
                                    ----------            ----------
Weighted average number of
 Common shares as adjusted           8,898,218             8,546,782
                                    ==========            ==========

Net Income (Loss) per common
 and common equivalent share        $     0.19             $     0.11
                                    ==========             ==========

<F1>
In the quarter ended October 31, 1995 common share equivalents arising from stock options did not impact the per share amounts as they were either insignificant or anti-dilutive.